Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter and Year-End 2015

Financial and Operating Results and 2016 Outlook

HOUSTON, TEXAS, February 23, 2016 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “Crestwood”) reported today its financial and operating results for the full-year and three months ended December 31, 2015 and provide 2016 outlook.

Full-year and Fourth Quarter 2015 Highlights1

•	Full-year 2015 Adjusted EBITDA of $527.4 million, compared to $495.9 million in fiscal 2014; Fourth quarter 2015 Adjusted EBITDA of $118.9 million, compared to $132.7 million in the fourth quarter 2014

•	Full-year 2015 net loss of $2.3 billion, compared to a net loss of $10.4 million in fiscal 2014. Net loss for the full-year 2015 and fourth quarter 2015 includes non-cash charges for impairments of goodwill and long-lived assets of $2.2 billion and $1.3 billion, respectively. These impairments were largely attributed to increased discount rates and adjustments to Crestwood’s volume and revenue outlook which were triggered by the decline in commodity prices and corresponding decline in Crestwood’s unit price since 2014

•	Full-year 2015 distributable cash flow of $361.5 million, compared to $356.6 million in fiscal 2014, resulting in a full-year 2015 cash distribution coverage ratio of approximately 1.0x; Fourth quarter 2015 distributable cash flow of $71.9 million, compared to $97.4 million in fourth quarter 2014, resulting in a fourth quarter 2015 coverage ratio of approximately 0.8x

•	Full-year 2015 operating and maintenance (“O&M”) and general and administrative (“G&A”) expenses were reduced by $26.4 million, or 9% from fiscal 2014; Fourth quarter 2015 O&M and G&A expenses were reduced by $11.7 million, or 14% from fourth quarter 2014. These amounts exclude costs incurred during 2015 to achieve these cost reductions

•	In March 2015, Crestwood enhanced its credit profile by pricing $700 million in senior notes at 6.25% due 2023 and redeemed all $350 million existing 7.75% senior notes due 2019. In September 2015, Crestwood entered into an amended and restated $1.5 billion revolving credit facility in connection with the simplification merger; Crestwood has no senior notes maturing until 2020

•	In September 2015, completed merger between Crestwood Equity and Crestwood Midstream Partners LP (“CMLP” or “Crestwood Midstream”), with CMLP unitholders receiving 2.75 Crestwood Equity units for each CMLP unit owned and elimination of Incentive Distribution Rights (“IDRs”)

•	Declared fourth quarter 2015 cash distribution of $1.375 per common unit, or $5.50 per common unit on an annualized basis, paid on February 12, 2016 to unitholders of record as of February 5, 2016

Management Commentary

“In 2015, Crestwood delivered higher Adjusted EBITDA and distributable cash flow despite significant commodity price declines during the year and record warm temperatures in the fourth quarter 2015, both of which impacted our customers’ business activities,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Our performance highlights

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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both the quality of our assets and the numerous steps we took, in 2015, to enhance our competitive position in a challenging market. I am very proud of the team’s execution around streamlining our organization, extending our long-term debt, reducing costs and improving customer service, and completing the simplification merger. Despite the prolonged upheaval in the capital markets, Crestwood remains fundamentally sound and focused on the future.”

Mr. Phillips added, “We expect 2016 to present similar operating and financial challenges for many of our customers, and affect our business through lower volumes across some of our assets. However, we have certain assets and lines of business that will do relatively better, in 2016, given their competitive position, customers and contract makeup. Given that outlook, we expect our base business to produce solid results and we intend to continue to evaluate all opportunities to strengthen the Partnership and remain competitive in a ’lower-for-longer’ period for the industry.”

2016 Outlook

Crestwood’s diverse assets, fixed-fee contract portfolio and strong customer base demonstrated resilience in 2015. Crestwood expects to generate Adjusted EBITDA of $490 million to $520 million in 2016, reflecting expectations that current industry fundamentals will continue during 2016. This forecast does not include completion of any acquisitions or major growth projects.

Crestwood will continue to benefit from its contract profile which is comprised of 56% take-or-pay, 36% fixed fee, and 8% variable contracts. Crestwood has a balanced and diversified mix of customers across its three business segments that include integrated producers, refiners, utilities, and petrochemical companies. Crestwood has proactively worked with counterparties with potential liquidity issues to mitigate working capital exposure in the event of continued market deterioration.

Based on our current budget forecast, we anticipate reduced volumes across much of Crestwood’s asset portfolio during a period of prolonged weakness in commodity pricing. Crestwood anticipates average volumes across its Gathering and Processing segment to be down 15% to 20%, the Marketing, Supply and Logistics segment to remain flat, and the Storage and Transportation segment to increase up to 5% year-over-year. Adjusted EBITDA contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$235	-	$250
Storage & Transportation	225	-	235
Marketing, Supply & Logistics	95	-	100
Less: Corporate G&A	(65)		(65)

FY 2016 Totals	$490	-	$520

Crestwood will limit its growth capital expenditures to approximately $50 million to $75 million for the full-year 2016, compared to growth capital of $151 million for the full-year 2015. Budgeted capital projects in 2016 will include well connections and upgrades on the Arrow and Willow Lake gathering systems and expansions of NGL storage and terminal assets. In the event of improved commodity prices, Crestwood has sufficient excess capacity across all systems to meet incremental producer activity without additional capital requirements. Crestwood has ample liquidity under its revolving credit agreement to fund all capital requirements and will not require capital market access for additional funding sources.

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As part of Crestwood’s 2016 plan, management is focused on optimizing its balance sheet and enhancing its overall liquidity position to address near-term cost of capital limitations through a comprehensive strategy to meet its strategic and financial objectives. In addition, Crestwood has identified an additional $10 million of potential O&M and G&A cost savings in 2016.

Robert T. Halpin, Senior Vice President and Chief Financial Officer, commented, “We are underway in executing a strategy to achieve our targeted leverage goals, improve distribution coverage, substantially de-risk Crestwood’s investment profile and position Crestwood to emerge from this challenging market as a stronger, better capitalized company.”

Fourth Quarter 2015 Segment Results

Gathering and Processing segment EBITDA totaled $57.2 million in the fourth quarter 2015, exclusive of loss from unconsolidated affiliate and non-cash impairments of goodwill and long-lived assets noted below, compared to $68.1 million in the fourth quarter 2014. During the fourth quarter 2015, average natural gas gathering volumes were 980 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 70 MBbls/d, processing volumes were 221 MMcf/d and compression volumes were 460 MMcf/d. Segment performance was impacted by lower gathering volumes in the southwest Marcellus and Barnett regions resulting from production shut-ins due to low natural gas and NGL prices, downstream constraints and natural production declines, offset by a 22% quarter-over-quarter reduction in segment operating expenses.

Storage and Transportation segment EBITDA totaled $52.2 million in the fourth quarter 2015, exclusive of loss from unconsolidated affiliates and non-cash goodwill impairments noted below, compared to $55.0 million in the fourth quarter 2014 (excluding gains on long-lived assets and earnings from unconsolidated affiliates). During the fourth quarter 2015, natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 2.1 Bcf/d in the fourth quarter 2014. Volumes were negatively impacted during the quarter due to unseasonably warm weather and depressed regional natural gas pricing. The COLT Hub contributed EBITDA of $17.8 million, a 12% increase from $15.9 million in the fourth quarter 2014, primarily as a result of higher take-or-pay revenues offsetting reduced loading volumes as a result of narrowed spreads between WTI and Brent crude pricing.

Marketing, Supply and Logistics segment EBITDA totaled $28.2 million in the fourth quarter 2015, exclusive of non-cash impairments of goodwill and long-lived assets noted below, compared to $31.1 million in the fourth quarter 2014. Segment EBITDA during the quarter was largely impacted by unseasonably warm weather in the northeast US region as a result of a 20-year record low of heating degree days. This lower demand for NGLs impacted our trucking, storage and terminal operations offset by strong performance from our supply team. Crestwood continues to expand this business through new NGL marketing agreements, LPG rail terminal expansions and increased marketing opportunities in the West Coast and Rocky Mountain regions.

Excluding $2.1 million of costs incurred related to the merger of CEQP and CMLP, combined O&M and G&A expenses in the fourth quarter 2015 were reduced by 14%, or $11.7 million, compared to the fourth quarter 2014. In 2015, Crestwood exceeded its 2015 cost reduction goal by removing $26.4 million in operating and maintenance expense and general and administrative expenses (after excluding $29.4 million of costs incurred to achieve these cost reductions), 76% above its stated target of $15 million.

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Business Update

Northeast Storage and Transportation

Crestwood completed several expansion projects on its MARC I and North/South pipelines in 2015 which will make full-year contributions in 2016. Our favorable outlook in 2016, for these premier assets, is based on growing long-term demand for low-cost natural gas in the region and a diverse utility and producer customer base with a majority firm take-or-pay contracts and high system utilization rates. Approximately 10% of our contracted capacity is up for renewal in 2016. Re-contracting interest in this capacity remains strong and Crestwood expects to renew at favorable market rates due to the facilities’ proximity to growing northeast and mid-Atlantic natural gas markets.

Southwest Marcellus Gathering and Compression

Antero Resources (“Antero”) volumes averaged 432 MMcf/d in the fourth quarter 2015 compared to 522 MMcf/d in the third quarter and 550 MMcf/d for the full year 2015. Fourth quarter volumes were impacted by downstream constraints and economic shut-ins by Antero of approximately 120 MMcf/d in November 2015 and 70 MMcf/d in December 2015. Fourth quarter operating margin was also impacted by approximately 11 Bcf of throughput under an incentive rate agreement with Antero. A new third party pipeline was placed in service in December 2015, providing Antero access to higher priced, mid-Atlantic and Gulf Coast markets and canceling Crestwood’s incentive rate agreement with Antero. As a result, previously curtailed volumes have been brought on-line and the system is averaging gathering volumes of approximately 480 MMcf/d since January 1, 2016.

Barnett Gathering and Processing

In January 2016, Quicksilver Resources (“Quicksilver”) announced that it signed an agreement with BlueStone Natural Resources II, LLC (“BlueStone”) for the sale of Quicksilver’s US assets. BlueStone has until March 31, 2016 to complete the transaction. Crestwood remains encouraged by this next step in Quicksilver’s bankruptcy process and we are involved in constructive dialogue with BlueStone on its plan for future development of the assets.

Capitalization and Liquidity Update

As of December 31, 2015, Crestwood had approximately $2.5 billion of debt outstanding, composed primarily of $1.8 billion of fixed-rate senior notes and $735 million outstanding under its $1.5 billion revolving credit facility. Crestwood has ample liquidity under its revolver to fund expected capital expenditures during 2016 and will not require additional capital funding sources.

In March 2015, Crestwood successfully priced $700 million in senior notes at 6.25%. Proceeds from the issuance were used to redeem all $350 million existing 7.75% senior notes due 2019 and repay a portion of the revolving credit facility. As a result, Crestwood’s nearest senior note maturity is 2020.

Crestwood currently has 62.1 million preferred units outstanding which pay a quarterly distribution of 9.25% payable in cash or through the issuance of additional preferred units. On February 12, 2016, holders of the preferred units received 1.4 million additional preferred units related to the fourth quarter 2015 distribution declared.

Impairments

Generally Accepted Accounting Principles (“GAAP”) require us to record the assets and goodwill in our gathering and processing segment, storage and transportation segment and marketing, supply and

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logistics segment at fair value when acquired. Our storage and transportation and marketing, supply and logistics assets were primarily acquired in 2013 as a result of the Crestwood Inergy merger. GAAP further requires continuing analysis to assess the recoverability of assigned values, including goodwill. As a result of this analysis, Crestwood recorded, in fiscal year 2015, goodwill impairments of $1.4 billion, long-lived asset impairments of $821.2 million and impairments of investments in unconsolidated affiliates of $74.8 million, primarily related to its COLT Hub, Barnett, Fayetteville and Marketing, Supply and Logistics assets. These impairments primarily resulted from increasing the discount rate utilized in determining the fair value of these assets when taking into consideration actual commodity price declines since 2014, continued commodity price weakness in 2016 and in future periods based on forward commodity markets and its impact on the midstream industry in general and Crestwood’s customers specifically on the affected assets, and the corresponding impact all of these factors had in 2015 on Crestwood’s unit price.

Upcoming Conference Participation

Crestwood management will participate in Barclay’s Select Series: MLP Corporate Access Day on March 1, 2016 and the Morgan Stanley MLP Diversified Natural Gas, Utilities & Clean Tech Conference on March 2, 2016 in New York, NY. Prior to the meetings presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 877-407-8037 or 201-689-8037 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13628604#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could

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cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Gathering and processing	$327.4	$495.5	$1,377.1	$2,163.7
Storage and transportation	65.2	67.0	266.3	264.6
Marketing, supply and logistics	235.6	434.1	985.5	1,500.0
Related party	0.9	0.6	3.9	3.0

	629.1	997.2	2,632.8	3,931.3
Costs of product/services sold:
Gathering and processing	255.6	408.9	1,075.0	1,817.7
Storage and transportation	4.3	5.4	20.1	33.3
Marketing, supply and logistics	179.5	364.0	759.5	1,272.1
Related party	5.7	10.1	28.9	42.2

	445.1	788.4	1,883.5	3,165.3
Expenses:
Operations and maintenance	46.4	54.6	190.2	203.3
General and administrative	25.4	26.8	116.3	100.2
Depreciation, amortization and accretion	75.6	76.1	300.1	285.3

	147.4	157.5	606.6	588.8
Other operating income (expense):
Loss on long-lived assets, net	(817.3)	(2.7)	(821.2)	(1.9)
Goodwill impairment	(515.4)	(48.8)	(1,406.3)	(48.8)
Loss on contingent consideration	—	—	—	(8.6)

Operating income (loss)	(1,296.1)	(0.2)	(2,084.8)	117.9
Earnings (loss) from unconsolidated affiliates, net	(72.0)	0.6	(60.8)	(0.7)
Interest and debt expense, net	(35.4)	(31.3)	(140.1)	(127.1)
Loss on modification/extinguishment of debt	(0.2)	—	(20.0)	—
Other income, net	0.1	0.2	0.6	0.6

Loss before income taxes	(1,403.6)	(30.7)	(2,305.1)	(9.3)
Provision (benefit) for income taxes	(1.2)	—	(1.4)	1.1

Net loss	(1,402.4)	(30.7)	(2,303.7)	(10.4)
Net (income) loss attributable to non-controlling partners	(5.9)	69.1	636.8	66.8

Net income (loss) attributable to Crestwood Equity Partners LP	$(1,408.3)	$38.4	$(1,666.9)	$56.4
Net income attributable to preferred units	(6.2)	—	(6.2)	—

Net income (loss) attributable to partners	$(1,414.5)	$38.4	$(1,673.1)	$56.4

Subordinated unitholders’ interest in net income	$—	$0.9	$—	$1.3

Common unitholders’ interest in net income (loss)	$(1,414.5)	$37.5	$(1,673.1)	$55.1

Net income (loss) per limited partner unit:
Basic	$(20.77)	$2.06	$(54.00)	$3.03

Diluted	$(20.77)	$2.06	$(54.00)	$3.03

Weighted-average limited partners’ units outstanding (in thousands):
Basic	68,119	18,202	30,983	18,201
Dilutive units	—	439	—	439

Diluted	68,119	18,641	30,983	18,640

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2015	2014
Cash and cash equivalents	$0.5	$8.8
Outstanding debt:
Crestwood Equity Partners LP (a)
Revolving Credit Facility	$—	$369.0
Senior Notes	—	11.4
Other	0.2	0.8

Subtotal	$0.2	$381.2
Crestwood Midstream Partners LP (b)
Revolving Credit Facility	$735.0	$555.0
Senior Notes	1,800.0	1,450.0
Other	8.6	10.3

Subtotal	$2,543.6	$2,015.3
Total debt	$2,543.8	$2,396.5

Total partners’ capital	$2,946.9	$5,584.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	68.6	18.6

(a)	Crestwood Midstream and its subsidiaries do not provide credit support or guarantee any amounts outstanding under CEQP’s credit facility or senior notes.
(b)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
EBITDA
Net loss	$(1,402.4)	$(30.7)	$(2,303.7)	$(10.4)
Interest and debt expense, net	35.4	31.3	140.1	127.1
Loss on modification/extinguishment of debt	0.2	—	20.0	—
Provision (benefit) for income taxes	(1.2)	—	(1.4)	1.1
Depreciation, amortization and accretion	75.6	76.1	300.1	285.3

EBITDA (a)	$(1,292.4)	$76.7	$(1,844.9)	$403.1
Significant items impacting EBITDA:
Unit-based compensation charges	4.1	4.9	19.7	21.3
Loss on long-lived assets, net	817.3	2.7	821.2	1.9
Goodwill impairment	515.4	48.8	1,406.3	48.8
Loss on contingent consideration	—	—	—	8.6
(Earnings) loss from unconsolidated affiliates, net	72.0	(0.6)	60.8	0.7
Adjusted EBITDA from unconsolidated affiliates, net	6.9	2.9	25.3	6.9
Change in fair value of commodity inventory-related derivative contracts	(5.3)	(3.5)	5.4	(10.3)
Significant transaction and environmental related costs and other items	0.9	0.8	33.6	14.9

Adjusted EBITDA (a)	$118.9	$132.7	$527.4	$495.9
Distributable Cash Flow
Adjusted EBITDA (a)	$118.9	$132.7	$527.4	$495.9
Cash interest expense (b)	(33.5)	(29.4)	(132.3)	(121.3)
Maintenance capital expenditures (c)	(10.0)	(9.4)	(23.4)	(27.6)
(Provision) benefit for income taxes	1.2	—	1.4	(1.1)
Deficiency payments	(0.9)	3.5	3.6	10.7

Distributable cash flow attributable to CEQP	75.7	97.4	376.7	356.6
Distributions to Niobrara Preferred	(3.8)	—	(15.2)	—

Distributable cash flow attributable to CEQP common (d)	$71.9	$97.4	$361.5	$356.6

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels. The year ended December 31, 2014, includes $1.5 million of maintenance capital expenditures for January 1, 2014 to September 30, 2014 that was reclassified from growth capital expenditures to maintenance capital expenditures.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
EBITDA
Net cash provided by operating activities	$139.1	$108.2	$440.7	$283.0
Net changes in operating assets and liabilities	(52.4)	(5.8)	(98.0)	73.8
Amortization of debt-related deferred costs, discounts and premiums	(2.3)	(2.6)	(8.9)	(8.5)
Interest and debt expense, net	35.4	31.3	140.1	127.1
Market adjustment on interest rate swap	—	0.7	0.5	2.7
Unit-based compensation charges	(4.1)	(4.9)	(19.7)	(21.3)
Loss on long-lived assets, net	(817.3)	(2.7)	(821.2)	(1.9)
Goodwill impairment	(515.4)	(48.8)	(1,406.3)	(48.8)
Loss on contingent consideration	—	—	—	(8.6)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	(75.2)	0.6	(73.6)	(0.7)
Deferred income taxes	1.1	0.7	3.6	5.2
Provision (benefit) for income taxes	(1.2)	—	(1.4)	1.1
Other non-cash expense	(0.1)	—	(0.7)	—

EBITDA (a)	$(1,292.4)	$76.7	$(1,844.9)	$403.1
Unit-based compensation charges	4.1	4.9	19.7	21.3
Loss on long-lived assets, net	817.3	2.7	821.2	1.9
Goodwill impairment	515.4	48.8	1,406.3	48.8
Loss on contingent consideration	—	—	—	8.6
(Earnings) loss from unconsolidated affiliates, net	72.0	(0.6)	60.8	0.7
Adjusted EBITDA from unconsolidated affiliates, net	6.9	2.9	25.3	6.9
Change in fair value of commodity inventory-related derivative contracts	(5.3)	(3.5)	5.4	(10.3)
Significant transaction and environmental related costs and other items	0.9	0.8	33.6	14.9

Adjusted EBITDA (a)	$118.9	$132.7	$527.4	$495.9

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Gathering and Processing
Revenues	$340.5	$515.4	$1,447.7	$2,216.8
Costs of product/services sold	261.3	419.0	1,103.9	1,859.9
Operations and maintenance expense	22.0	28.3	89.0	102.8
Loss on long-lived assets, net	(786.1)	(32.8)	(787.3)	(32.7)
Goodwill impairment	(69.9)	(18.5)	(329.7)	(18.5)
Loss on contingent consideration	—	—	—	(8.6)
Earnings (loss) from unconsolidated affiliate	(49.0)	0.4	(43.4)	0.5

EBITDA	$(847.8)	$17.2	$(905.6)	$194.8
Storage and Transportation
Revenues	$65.2	$67.0	$266.3	$264.6
Costs of product/services sold	4.3	5.4	20.1	33.3
Operations and maintenance expense	8.7	6.6	31.7	28.8
Gain (loss) on long-lived assets	—	33.2	(1.6)	33.8
Goodwill impairment	(275.4)	—	(623.4)	—
Earnings (loss) from unconsolidated affiliates	(23.0)	0.2	(17.4)	(1.2)

EBITDA	$(246.2)	$88.4	$(427.9)	$235.1
Marketing, Supply and Logistics
Revenues	$168.9	$384.0	$918.8	$1,449.9
Costs of product/services sold	125.0	333.2	759.5	1,272.1
Operations and maintenance expense	15.7	19.7	69.5	71.7
Loss on long-lived assets	(31.2)	(3.1)	(32.3)	(3.0)
Goodwill impairment	(170.1)	(30.3)	(453.2)	(30.3)

EBITDA	$(173.1)	$(2.3)	$(395.7)	$72.8
Total Segment EBITDA	$(1,267.1)	$103.3	$(1,729.2)	$502.7
Corporate	(25.3)	(26.6)	(115.7)	(99.6)

EBITDA	$(1,292.4)	$76.7	$(1,844.9)	$403.1

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Gathering and Processing (MMcf/d)
Arrow	43.7	42.9	43.0	33.1
Marcellus	431.7	629.1	550.1	597.9
Barnett rich	114.6	162.3	128.0	170.1
Barnett dry	194.6	261.3	213.3	247.2
Fayetteville	66.4	85.2	72.5	98.0
PRB Niobrara - Jackalope Gas Gathering (a)	78.1	68.4	79.7	56.5
Other	50.7	44.8	49.7	44.6

Total gathering volumes	979.8	1,294.0	1,136.3	1,247.4
Processing volumes	220.6	186.5	216.5	189.5
Compression volumes	459.7	657.7	579.0	542.3
Arrow Midstream
Crude oil (MBbls/d)	69.9	65.8	65.7	57.9
Water (MBbls/d)	27.9	19.3	26.4	17.8
Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf)	34.4	34.8	34.4	34.8
% of operational capacity contracted	99%	100%	99%	100%
Firm storage services (MMcf/d)	277.9	384.5	336.7	458.3
Interruptible storage services (MMcf/d)	17.6	73.9	71.2	46.5
Northeast Transportation - firm contracted capacity (MMcf/d)	1,265.0	975.0	1,214.8	940.0
% of operational capacity contracted	87%	100%	87%	100%
Firm services (MMcf/d)	1,139.7	1,192.8	1,209.7	1,066.9
Interruptible services (MMcf/d)	199.8	208.5	190.2	252.5
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	28.9	13.6	26.4	11.2
% of operational capacity contracted	75%	35%	69%	30%
Firm storage services (MMcf/d) (b)	196.1	56.2	161.2	88.5
Interruptible storage services (MMcf/d) (b)	161.7	145.1	137.3	70.3
COLT Hub
Rail loading (MBbls/d)	107.4	111.9	117.3	109.7
Connector pipeline (MBbls/d)	13.1	7.8	7.5	7.8
Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	16.0	21.0	24.1	18.3
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,500.0	1,700.0	1,500.0
Supply & Logistics volumes sold (MBbls/d)	81.2	97.4	95.4	80.0
West Coast volumes sold or processed (MBbls/d)	23.2	40.4	26.3	43.3
NGL volumes trucked (MBbls/d)	65.3	82.7	64.0	79.7

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	In December 2014, we sold our 100% interest in Tres Palacios Gas Storage LLC, to a joint venture formed by Crestwood Midstream (owns a 50.01% interest) and Brookfield Infrastructure Group (owns a 49.99% interest), operational data reported is at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 38.2 MBbls/d and 33.7 MBbls/d for the three and twelve months ended December 31, 2015, 36.5 MBbls/d and 31.6 MBbls/d for the three and twelve months ended December 31, 2014.